Exhibit 99.1

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PPL Completes Sale of El Salvadoran Business

ALLENTOWN, Pa. (May 24, 2007) -- PPL Corporation (NYSE: PPL) has completed the sale of its controlling interest in an El Salvadoran electricity delivery business to Ashmore Energy International (AEI) for $180 million through a stock purchase agreement.
AEI has indirectly acquired PPL’s 86.4 percent interest in Distribuidora de Electricidad Del Sur, S.A. de C.V. (DelSur), which is headquartered in San Salvador and has 291,000 customers in the central and southern regions of the country.
As previously announced, PPL expects to record a special after-tax earnings gain in the range of $88 million to $93 million, or 22 to 23 cents per share, on the sale in the second quarter of 2007. The company has confirmed that the sale of its combined Latin American portfolio is expected to result in a special after-tax earnings gain in 2007, inclusive of special after-tax charges recorded in the first quarter related to the sale of the businesses.
Earlier this year, PPL announced its intention to sell all of its regulated electricity delivery businesses in Chile, El Salvador and Bolivia. In April, PPL agreed to sell its Bolivian businesses to a group that was organized by the local management team and that includes employees there. The sale of the Bolivian businesses is expected to close early this summer.
PPL, through its financial advisor, J.P. Morgan Securities, Inc., is proceeding with the auction process for the Chilean business, by far the largest of the three Latin American businesses. The company expects the Chilean asset sale to be completed in 2007.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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Certain statements contained in this news release, including statements with respect to future earnings impacts and business disposition, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: political, regulatory or economic developments and conditions in foreign countries; capital markets; disposition proceeds; and foreign exchange rates. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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